Filed Pursuant to Rule 424(b)(4)

Registration No. 333-279133

PROSPECTUS

1,449,916 UNITS

EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK,

ONE SERIES A WARRANT TO PURCHASE ONE

SHARE OF COMMON STOCK AND ONE SERIES B

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

8,220,084 PRE-FUNDED UNITS

EACH UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

ONE SERIES A WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

AND ONE SERIES B WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

27,560,084 SHARES OF COMMON STOCK UNDERLYING THE SERIES A WARRANTS, THE

SERIES B WARRANTS AND THE PRE-FUNDED WARRANTS

LogicMark, Inc.

LogicMark, Inc. (the “Company”, “LogicMark”, “we”, “us” or “our”) is offering, pursuant to this prospectus and on a best-efforts basis, 1,449,916 units (the “Units”) at an offering price of $0.4654 per Unit, which is equal to the closing price of our Common Stock on the Nasdaq Capital Market (“Nasdaq”) on August 1, 2024, with each Unit consisting of: (i) one share of common stock, par value $0.0001 per share (the “Common Stock”); (ii) one Series A warrant to purchase Common Stock exercisable for one share of Common Stock (the “Series A Warrants”); and (iii) one Series B warrant to purchase Common Stock exercisable for one share of Common Stock ( the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”). Each Warrant, upon exercise at a price of $0.4654 per share (100% of the public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of each of the Warrants (the “Warrant Shares”). Each of the Warrants will be exercisable only on or after the date on which stockholder approval is obtained to approve the issuance of the Warrant Shares upon exercise of the Warrants (“Stockholder Approval”), solely to the extent such approval is required by Rule 5635(d) of The Nasdaq Stock Market LLC (“Rule 5635(d)”) (See “Risk Factors – Risks Related to this Offering and Ownership of Our Securities” and “Description of Securities That We Are Offering – Series A Warrants, Series B Warrants and Pre-Funded Warrants – Stockholder Approval – Series A Warrants and Series B Warrants” for additional information regarding Stockholder Approval and Rule 5635(d)). The Series A Warrants will expire five (5) years after the date of their issuance and the Series B Warrants will expire two and a half (2.5) years after the date of their issuance.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, pre-funded units (“Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock, with each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of our Common Stock (each, a “Pre-Funded Warrant”); (ii) one Series A Warrant; and (iii) one Series B Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per share. The Pre-Funded Warrants offered hereby will be immediately exercisable and may be exercised at any time until exercised in full.

We are also registering the Common Stock issuable from time to time upon exercise of each of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units offered hereby. See “Description of Securities That We Are Offering” in this prospectus for more information. We refer to the shares of our Common Stock, the Warrants, the Pre-Funded Warrants, and the shares of our Common Stock issued or issuable upon exercise of the Warrants and Pre-Funded Warrants, collectively, as the “Securities”.

Neither the Units nor the Pre-Funded Units have stand-alone rights nor will they be certificated or issued as stand-alone securities. The shares of Common Stock, the Series A Warrants and the Series B Warrants included in the Units are immediately separable, and will be issued separately in this offering, and the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants included in the Pre-Funded Units are immediately separable, and will be issued separately in this offering.

Our Common Stock is listed on Nasdaq under the symbol “LGMK”. The last reported closing price for our Common Stock on Nasdaq on August 1, 2024 was $0.4654 per share.

There is no established trading market for the Units, Pre-Funded Units, Series A Warrants, Series B Warrants or Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series A Warrants, Series B Warrants or the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of such securities will be limited.

The Securities are offered at a fixed price and are expected to be issued in a single closing. Investors purchasing the Securities offered hereby executed a securities purchase agreement with us, except for certain Company insiders who participated in this offering. We expect this offering to be completed not later than one (1) business day following the commencement of this offering and we will deliver all of the Securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the Securities offered hereunder.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable U.S. Securities and Exchange Commission (“SEC”) rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent (the “placement agent”) to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to purchase any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Unit	Per Pre- Funded Unit	Total
Public offering price	$0.4654	$0.4644	$4,492,197.92
Placement agent fees (1)	$0.032578	$0.032508	$314,453.85
Proceeds, before expenses, to us (2)	$0.432822	$0.431892	$4,177,744.07

(1)

Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 35 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	Does not include proceeds from the exercise of the Warrants and Pre-Funded Warrants in cash, if any.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our securities.

We will deliver the shares of Common Stock being issued to the purchasers electronically and will electronically deliver to such investors electronic warrant certificates for each of the Series A Warrants and the Series B Warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. The Pre-Funded Warrants will be delivered to the purchasers in physical form. We anticipate that delivery of the shares of Common Stock, Pre-Funded Warrants, the Series A Warrants and Series B Warrants against payment therefor will be made on or before August 5, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Placement Agent

Roth Capital Partners

The date of this prospectus is August 2, 2024

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor any placement agent engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither we nor any placement agents engaged by us take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of the Securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

For investors outside the United States: Neither we nor any placement agent engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities. When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Nevada corporation.

Company Overview

LogicMark, Inc. provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through dealers and distributors, as well as directly to the United States Veterans Health Administration (the “VHA”). The Company was awarded a contract by the U.S. General Services Administration (the “GSA”) that enables the Company to distribute its products to federal, state, and local governments (the “GSA Agreement”).

Healthcare

LogicMark builds technology to remotely check, manage and monitor a loved one’s health and safety. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1.	The “Silver Tsunami”. With 11,000 Baby Boomers turning 65 in the U.S. every day, there will be more older adults than children under 18 for the first time in the near future. With 72 million “Baby Boomers” in the United States, they are not only one of the largest generations, but the wealthiest. Unlike generations before them, Baby Boomers are reliant and comfortable with technology. Most of them expect to live independently in their current home or downsize to a smaller home as they get older.

2.	Shift to At-Home Care. As it stands, the current healthcare system is unprepared for the resource strain and is shifting much of the care elderly patients used to receive at a hospital or medical facility to the patient’s home. The rise of digital communication to support remote care exploded during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever before.

3.	Rise of Data and IoT. Doctors and clinicians are asking patients to track more and more vital signs. Whether it’s how they’re reacting to medication or tracking blood sugar, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (ML) / artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team of potential emergencies, leading to a switch from predicting potential problems to reacting to current problems after they occur.

4.	Lack of Healthcare Workers. It’s estimated that 20% of healthcare workers quit during the COVID-19 pandemic. Many healthcare workers who were working during the COVID-19 pandemic suffered from burnout, exhaustion and demoralization due to the COVID-19 pandemic. There were not enough healthcare workers to support our entire population throughout the pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5.	Rise of the Care Economy. The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

Together, we believe these trends have produced a large and growing market opportunity for LogicMark. The Company enjoys a strong base of business with the VHA and plans to expand to other government agencies after being awarded the five-year GSA Agreement in July 2021, which is renewable for up to 25 years.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to detect a threat that requires attention and then immediately contacts a trusted family member and/or the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer and healthcare customer channels. With the advent of new technologies, demographic changes, and our five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VHA is a good example. LogicMark has sold over 850,000 PERS devices since 2012, of which over 500,000 devices have been sold to the U.S. government. The signing of the GSA Agreement in 2021 further strengthened our partnership with the government and expanded our ability to capture new sales. We envision a continued focus on growing the healthcare channel during 2023 given lower acquisition costs and higher customer unit economics.

In addition to the healthcare channel, LogicMark also expects to continue growth in sales volume through its direct-to-consumer channel. It is estimated that approximately 70% of PERS customers fall into the direct-to-consumer category. Family members regularly conduct research and purchase PERS devices for their loved ones through online websites. The Company expects traditionally higher customer acquisition costs to be balanced by higher sales growth and lower sales cycles with an online DTC channel.

With the growth in IoT devices, data driven solutions using AI and ML are helping guide the growth of the PERS industry. In both the healthcare and direct-to-consumer channels, product offerings can include 24/7 emergency response, fall detection, location tracking and geo-fencing, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also continue to pursue research and development partnerships to grow our product offering.

Implications of Being A Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Corporate Information

We were originally incorporated in the State of Delaware on February 8, 2012. In July 2016, we acquired LogicMark, LLC, which operated as a wholly-owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID, Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VHA, direct-to-consumers, healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors.

On June 1, 2023, the Company was incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

THE OFFERING

Units offered by us	1,449,916 Units, based on a public offering price of $0.4654 per Unit, each consisting of one share of: (i) one share of Common Stock; (ii) one Series A Warrant; and (iii) one Series B Warrant. Each Series A Warrant and each Series B Warrant is exercisable to purchase one share of Common Stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Common Stock and each of the Warrants are immediately separable and will be issued separately in this offering.

Pre-Funded Units offered by us	We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, Pre-Funded Units, each consisting of: (i) one Pre-Funded Warrant to purchase one share of our Common Stock; (ii) one Series A Warrant; and (iii) one Series B Warrant. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and each of the Warrants are immediately separable and will be issued separately in this offering. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.001 per share.

Series A Warrants and Series B Warrants

Each of the Warrants will have an exercise price of $0.4654 (equal to 100% of the public offering price of each Unit sold in this offering) and will be exercisable on or after the date on which Stockholder Approval is obtained, solely to the extent required under Rule 5635(d) (See “Risk Factors – Risks Related to this Offering and Ownership of Our Securities” and “Description of Securities That We Are Offering – Series A Warrants, Series B Warrants and Pre-Funded Warrants – Stockholder Approval – Series A Warrants and Series B Warrants” for additional information regarding Stockholder Approval and Rule 5635(d)). Each of the Warrants will be immediately exercisable upon Stockholder Approval by paying the aggregate exercise price for such Warrants being exercised and, in the event of any exercise thereof, there is, at any time, no effective registration statement registering the Warrant Shares issuable upon such Warrants, or the prospectus contained therein is not available for the issuance of such Warrant Shares, then such Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in each of the Warrants.

The Series A Warrants will expire on the fifth anniversary of their issuance and the Series B Warrants will expire two and one-half years after their issuance. The Warrants include certain mechanisms, including (i) an alternative cashless exercise provision in the Series B Warrants and (ii) certain anti-dilution provisions and reverse stock split provisions. To better understand the terms of each of the Warrants, you should carefully read the “Description of Securities That We Are Offering” section of this prospectus. You should also read the forms of each of the Warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Common Stock issuable upon exercise of each of the Warrants.

Pre-Funded Warrants	Each Pre-Funded Warrant will be immediately exercisable at an exercise price of $0.001 per share of our Common Stock and may be exercised at any time until exercised in full, and the Pre-Funded Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in the Pre-Funded Warrants. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities That We Are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

Public offering price per Unit and per Pre-Funded Unit	$0.4654 per Unit and $0.4644 per Pre-Funded Unit.

Common Stock outstanding immediately after this offering (1)	3,643,453 shares of Common Stock (assuming the sale of all of the Securities offered hereby, and assuming no exercise of the Series A Warrants, Series B Warrants or Pre-Funded Warrants issued in this offering, if any).

Use of proceeds

The net proceeds to us from the offering will be approximately $3.7 million (based on a public offering price of $0.4654 per Unit), after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Securities offered hereby, and no exercise of any Warrants or Pre-Funded Warrants issued in this offering. However, this is a best-efforts offering with no minimum number of Securities or amount of proceeds as a condition to closing, and we may not sell all or any of the Securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds of this offering for continued new product development, working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Purchases by directors and officers	Our directors and officers intend to purchase an aggregate of approximately 128,916 Units in this offering and have represented to us that such purchases will be solely for investment intent.

Risk factors

An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5 and other information in this prospectus for a discussion of factors to consider before deciding to invest in the Securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Lock-up agreements	Our directors, officers and stockholders beneficially owning in excess of 10% of outstanding shares of Common Stock have agreed with the placement agent, subject to certain exceptions, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into common stock for a period of 60 days from the date of this prospectus without the prior written consent of the placement agent. See “Plan of Distribution.”

In addition, pursuant to the securities purchase agreements that we entered into with purchasers of Securities in connection with this offering (except for certain Company insiders who participated in the offering), we agreed, subject to certain exceptions, not to (i) offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days from the date on which Stockholder Approval is obtained and (ii) effect or enter into an agreement to effect any issuance by the Company of Common Stock or securities convertible into Common Stock for a period of (or a combination of units thereof) involving a Variable Rate Transaction (as such term is defined in such securities purchase agreements) for a period of six (6) months from the date on which Stockholder Approval is obtained.

Transfer agent, warrant agent and registrar	The transfer agent and registrar for our Common Stock and the warrant agent for the Series A Warrants and the Series B Warrants will be Nevada Agency and Transfer Company, with its business address at 50 West Liberty Street, Suite 880, Reno NV 89501 and its telephone number is (775) 322-5623.

Nasdaq symbol and trading	Our Common Stock is listed on Nasdaq under the symbol “LGMK”. There is no established trading market for the Units, Pre-Funded Units, Series A Warrants, Series B Warrants or Pre-Funded Warrants, and we do not expect a trading market for any such securities to develop. We do not intend to list such securities on any securities exchange or other trading market. Without a trading market, the liquidity of such securities will be extremely limited.

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 2,193,537 shares of Common Stock outstanding as of August 1, 2024, and excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 9,284,290 shares of Common Stock at a weighted average exercise price of approximately $33.09 per share, (ii) the exercise of outstanding options granted to certain directors of the Company to purchase up to an aggregate of 206,196 shares of Common Stock at a weighted average exercise price of $3.72 per share, (iii) the conversion of the 106,333 outstanding shares of Series F Preferred Stock into up to 2,658 shares of Common Stock based on a conversion price equal to $120 per share, and (iv) the shares of Common Stock issuable upon exercise of each of the Warrants, as well as the Pre-Funded Warrants.

RISK FACTORS

An investment in the Securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to this Offering and Ownership of Our Securities

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of The Nasdaq Stock Market LLC, our Common Stock could be delisted from the Nasdaq Capital Market.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On May 8, 2024, we received a written notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our shares of common stock, par value $0.0001 per share (“Common Stock”), was below $1.00 per share for the previous thirty (30) consecutive business days. We were granted 180 calendar days, or until November 4, 2024, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 4, 2024, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Common Stock will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

The Company intends to continuously monitor the closing bid price for its Common Stock, and is in the process of considering various measures to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that we will be able to regain or maintain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing standards, that Nasdaq will grant the Company any extension of time to regain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing requirements, or that any such appeal to the Nasdaq hearings panel will be successful, as applicable. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

This is a best-efforts offering, no minimum amount of Securities is required to be sold, and we may not raise the amount of capital that we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. There is no required minimum number of Securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to support our continued operations. Thus, we may not raise the amount of capital that we believe is required for our operations and may need to raise additional funds. Such additional fundraises may not be available or available on terms acceptable to us.

The ownership interests of management as a result of their purchases in this offering and historical beneficial ownership of Common Stock could enable such insiders to prevent a merger that may provide stockholders a premium for their shares.

Our directors and officers intend to purchase an aggregate of 128,916 Units in this offering, based on an offering price of $0.4654 per Unit, and after such purchase would beneficially own approximately 11% of our outstanding shares of Common Stock assuming all Units in this offering are sold, upon the separation of Units into their component shares, Series A Warrants and Series B Warrants upon the consummation of this offering. However, depending on the total number of Units issued in this offering, this may result in management controlling a significant percentage of shares of Common Stock. If such individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of the Company that its stockholders may desire.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the public offering price attributed to the Common Stock included in the Units purchased in this offering or to the Common Stock issued upon exercise of the Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

Because of volatility in the stock market in general, the market price of our Common Stock will also likely be volatile.

The stock market in general, and the market for stocks of healthcare technology companies in particular, has been highly volatile. As a result, the market price of our Common Stock is likely to be volatile, and investors in our Common Stock may experience a decrease, which could be substantial, in the value of their shares of Common Stock or the loss of their entire investment for a number of reasons, including reasons unrelated to our operating performance or prospects. The market price of our Common Stock could be subject to wide fluctuations in response to a broad and diverse range of factors, including those described elsewhere in this “Risk Factors” section and this prospectus and the following:

●	recent price volatility and any known risks of investing in our Common Stock under these circumstances;

●	the market price of our Common Stock prior to the recent price volatility;

●	any recent change in financial condition or results of operations, such as in earnings, revenues or other measure of company value that is consistent with the recent change in the prices of our Common Stock; and

●	risk factors addressing the recent extreme volatility in stock price, the effects of a potential “short squeeze” due to a sudden increase in demand for our Common Stock as a result of current investor exuberance associated with technology-related stocks, the impact that this offering could have on the price of our Common Stock and on investors where there is a significant number of shares of Common Stock being offered relative to the number of shares of our Common Stock currently outstanding and, to the extent that the Company expects to conduct additional offerings in the future to fund its operations or provide liquidity, the dilutive impact of those offerings on investors that purchase such shares in the offering at a significantly higher price.

Substantial future issuances and sales of shares of our Common Stock, including as a result of certain provisions contained in the Series A Warrants and Series B Warrants, could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Additionally, if the Series B Warrants are exercised using the alternative cashless exercise provision contained therein, assuming receipt of Stockholder Approval, such exercising holder will receive two (2) shares of Common Stock for each Series B Warrant they exercise, without any cash payment to us. Such issuance may result in substantial dilution to stockholders. Each of the Series A Warrants and Series B Warrants also contain certain anti-dilutive provisions whereby (i) the exercise price of the Series A Warrants will be reduced in the event of a subsequent issuance by the Company of Common Stock (or securities exercisable, convertible or exchangeable into Common Stock) to the price of such shares or securities in such subsequent issuance and (ii) the exercise price of the Series A Warrants and Series B will be reduced in the event of a subsequent reverse stock split of Common Stock or similar share combination recapitalization event to the lowest VWAP (as defined in the Warrants) of the Common Stock within a set period before and after such split or other event, which price reduction in each case is subject to a floor price. In the event that any such price reduction occurs, the number of shares of Common Stock issuable upon exercise of such Series A Warrants and/or Series B Warrants upon such applicable event will increase proportionately such that the aggregate exercise price of such Series A Warrants and/or Series B Warrants remains the same. Assuming Stockholder Approval is obtained, in the event that such Series A Warrants and Series B Warrants are subsequently exercised, such issuances would result in substantial dilution to stockholders. See “Description of Securities That We Are Offering” for additional information. Furthermore, if previously issued warrants, options and shares of our preferred stock are exercised for or converted into Common Stock, you will experience further dilution. See “Description of Securities That We Are Offering” for additional information.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over such stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation (“Articles of Incorporation”) authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. The Series C Preferred Stock currently ranks senior to the Common Stock and our Series F Preferred Stock, and any class or series of capital stock created after the Series C Preferred Stock and has a special preference upon the liquidation of the Company. The Series F Preferred Stock currently ranks senior to the Common Stock and any class or series of capital stock created after the Series F Preferred Stock and has a special preference upon the liquidation of the Company. For further information regarding our shares of (i) Series C Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on May 30, 2017 and the Certificate of Designations for our Series C Preferred Stock filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 2, 2023 and (ii) Series F Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on August 17, 2021 and the Certificate of Designation for the Series F Preferred Stock filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 2, 2023.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the public offering price of the shares of Common Stock included in the Units in this offering or the public offering price of the Common Stock obtained upon exercise of the Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our Securities if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our shares of Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Additionally, the holder of our shares of Series C Preferred Stock are entitled to receive dividends pursuant to the Series C Certificate of Designations. The Series C Certificate of Designations requires us to pay cash dividends on our Series C Preferred Stock on a quarterly and cumulative basis at a rate of five percent (5%) per annum commencing on the date of issuance of such shares, which rate increases to fifteen percent (15%) per annum in the event that the Company’s market capitalization is $50 million or greater for thirty consecutive days. We are currently obligated to declare and pay $75,000 in quarterly dividends on our shares of Series C Preferred Stock. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock at a rate of ten percent (10%) per annum commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date, and an aggregate of approximately 37,800 shares of Common Stock are payable as dividends to the holder of our shares of Series F Preferred Stock.

Subject to the payment of dividends on our shares of Series C Preferred Stock, we currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our shares Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

There is no public market for the Units, Pre-Funded Units, Series A Warrants, Series B Warrants or Pre-Funded Warrants.

There is no established public trading market for the Units, Pre-Funded Units, Series A Warrants, Series B Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list such securities on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of such securities will be limited.

In the event that Rule 5635(d) requires that our stockholders approve the issuance of the Warrant Shares upon exercise of the Series A Warrants and Series B Warrants, such Series A Warrants and Series B Warrants will not be exercisable until we are able to receive Stockholder Approval, and if we are unable to obtain such Stockholder Approval, the Series A Warrants and Series B Warrants will have significantly less value.

Our Common Stock is currently listed on Nasdaq and, as such, the Company is subject to the listing rules and regulations of The Nasdaq Stock Market LLC. Rule 5635(d) requires prior stockholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares of Common Stock outstanding at less than the “Minimum Price”, which is defined as a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Shares of Common Stock issuable upon the exercise of warrants issued in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

In the event that Rule 5635(d) requires our stockholders to approve the issuance of the Warrant Shares upon exercise of the Series A Warrants and Series B Warrants in excess of such 20% limitation described above, the Series A Warrants and the Series B Warrants will not be exercisable until, and unless, we obtain Stockholder Approval. Moreover, certain beneficial provisions to investors in this offering contained in the Series A Warrants and Series B Warrants, such as the issuance of additional Warrant Shares in excess of such 20% limitation upon the triggering of the alternative cashless exercise provision in the Series B Warrants and certain anti-dilution provisions in both the Series A Warrants and the Series B Warrants, will not be effective until, and unless, we obtain Stockholder Approval. While we intend to promptly seek Stockholder Approval to the extent required under Rule 5635(d), there is no guarantee that Stockholder Approval will ever be obtained. If Stockholder Approval is required and we are unable to obtain such approval, the Warrants will not become exercisable and will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain Stockholder Approval. For the avoidance of doubt, Stockholder Approval would only be sought to approve the issuance of the Warrant Shares underlying each of the Series A Warrants and the Series B Warrants in order to comply with such 20% limitation set forth in Rule 5635(d); the issuance of the Warrant Shares, Series A Warrants and Series B Warrants is not otherwise subject to stockholder approval or any other limitation on their issuance and registration hereon, and upon receipt of Stockholder Approval, the Warrants will be immediately exercisable for registered Warrant Shares. See also “Description of Securities That We Are Offering – Series A Warrants, Series B Warrants and Pre-Funded Warrants – Stockholder Approval – Series A Warrants and Series B Warrants”.

We will likely not receive any additional funds upon the exercise of the Warrants.

If we are able to obtain Stockholder Approval, the each of the Warrants may be exercised by way of a cashless exercise provision, and the Series B Warrants may be exercised by way of an alternative cashless exercise provision, meaning that the holders thereof may not pay a cash purchase price upon exercise, but instead would receive upon such exercise a number of shares of our Common Stock determined according to the applicable formula set forth in the applicable Warrants. If the Series B Warrants are exercised pursuant to such alternative cashless exercise provision, such exercising holder will receive two shares of Common Stock for each Series B Warrant exercised, without any cash payment to us. Accordingly, we will likely not receive any additional funds upon the exercise of such Warrants. See “Description of Securities That We Are Offering” for more information.

Each of the Series A Warrants, Series B Warrants and the Pre-Funded Warrants in this offering are speculative in nature.

Following this offering, the market value of each of the Series A Warrants, Series B Warrants and the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of each of the Series A Warrants, Series B Warrants and the Pre-Funded Warrants will equal or exceed their respective imputed public offering price. In the event that our Common Stock price does not exceed the respective exercise price of the Series A Warrants, Series B Warrants or Pre-Funded Warrants during the period when such Series A Warrants, Series B Warrants and Pre-Funded Warrants are exercisable, such Series A Warrants, Series B Warrants and Pre-Funded Warrants may not have any value. Furthermore, each Series A Warrant, will expire five years from its date of issuance and each Series B Warrant will expire two and one half years from its date of issuance.

Holders of each of the Series A Warrants, Series B Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Series A Warrants, Series B Warrants and Pre-Funded Warrants are exercised.

Neither the Series A Warrants, the Series B Warrants nor the Pre-Funded Warrants in this offering confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Until holders of each of the Series A Warrants, Series B Warrants and Pre-Funded Warrants acquire shares of Common Stock upon exercise of such Series A Warrants, Series B Warrants and Pre-Funded Warrants, respectively, such holders will have no rights with respect to our shares of Common Stock underlying such Series A Warrants, Series B Warrants and Pre-Funded Warrants.

Purchasers who purchase the Securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement to purchase the Securities will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under such securities purchase agreement.

Risks Related to Our Business

Our inability to win or renew government contracts during regulated procurement processes or preferences granted to certain bidders for which we would not qualify could harm our operations and significantly reduce or eliminate our profits.

U.S. government contracts are awarded through a regulated procurement process. The U.S. government has increasingly relied upon multi-year contracts with pre-established terms and conditions, such as indefinite delivery, indefinite quantity (“IDIQ”) contracts, which generally require those contractors who have previously been awarded contracts to engage in an additional competitive bidding process. The increased competition may require us to make sustained efforts to reduce costs to realize revenue and profits under government contracts. If we are not successful in reducing the amount of costs we incur, our profitability on government contracts will be negatively impacted.

The U.S. government has also increased its use of contracts in which the client qualifies multiple contractors for a specific program and then awards specific task orders or projects among the qualified contractors, which have the potential to create pricing pressure and to increase our costs by requiring us to submit multiple bids and proposals. The competitive bidding process entails substantial costs and managerial time to prepare bids and proposals for contracts that may not be awarded to us or may be split among competitors. Further, the U.S. government has announced specific statutory goals regarding awarding prime and subcontracts to small businesses, women-owned small businesses, service-disabled veteran-owned businesses and small disadvantaged businesses, which may obligate us to involve such businesses as subcontractors with respect to these contracts, resulting in lower margins than when we sell direct. While we are unaware of any reason why our status as a public company would negatively impact our ability to compete for and be awarded government contracts, our inability to win or renew government contracts during regulated procurement processes or as a result of the policies pursuant to which these processes are implemented could harm our operations and significantly reduce or eliminate our profits.

Further, our U.S. government contracts are subject to termination by the U.S. government either at its convenience or upon the default of the contractor. Termination for convenience provisions provides only for the recovery of costs incurred or committed, settlement expenses, and profit on work completed prior to termination. Termination for default clauses imposes liability on the contractor for excess costs incurred by the U.S. government in re-procuring undelivered items from another source. Any decisions by the U.S. government to not exercise contract options or to terminate, cancel, delay, modify or curtail our major programs or contracts would adversely affect our revenues, revenue growth and profitability.

A failure by us to continue to generate task orders or fulfill our obligations under an IDIQ contract with the GSA, or our inability to secure an IDIQ contract with the GSA, would have a material adverse effect on our financial condition and results of operation.

Our contract with the GSA provides for the issuance by the government of orders for our PERS products under the GSA Agreement and contains a multi-year term with unfunded ceiling amounts, which allow but do not commit the GSA to purchase from us. Additionally, although we currently do not have an IDIQ contract with the GSA, we may not be able to secure an IDIQ contract with the GSA. A failure to be awarded task orders under any contracts with the government would have a material adverse effect on our results of operations and financial conditions. Additionally, any failure by us to fulfill our contractual obligations under these government contracts, or to secure an IDIQ contract with the GSA, would result in substantially reduced revenue and profits and would have a material adverse effect on our financial condition and results of operation. Our ability to fulfill our contractual obligations may be limited by our ability to devote sufficient resources and limited by availability of material supplies. If we do not fulfill our contractual obligations in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill the orders and other related obligations, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage the orders, or even result a termination of an existing contract.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus and in our other filings with the SEC incorporated by reference to the registration statement of which this prospectus forms a part, contains forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements in this prospectus, any supplements or amendments thereto or in any of the documents that we incorporate by reference into the registration statement of which this prospectus forms a part, including, among other things:

●	our ability to generate sufficient revenue and profitability in the future;

●	the risk that significant disruptions of information technology systems or security breaches could materially adversely affect our business;

●	any defects or disruptions in our products or services could diminish demand for such products or services and subject us to substantial liability;

●	our supply chains in Hong Kong subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China;

●	our ability to keep pace with changing industry technology and consumer preferences, develop and introduce new products, and obtain new patents;

●	our ability to obtain additional capital required to finance our research and development efforts and sales and marketing efforts;

●	our ability to protect our intellectual property rights adequately may not be certain and the impact of claims by others that we infringe on their intellectual property rights could increase our expenses and delay the development of our business;

●	our ability to identify, hire, and retain management, engineering and sales and marketing personnel;

●	the potential strain on our resources, including our employee base, during periods of rapid growth and expansion;

●	our dependence on contract manufacturers and the harm to our production and products if they are unable to meet our volume and quality requirements and alternative sources are not available;

●	our products and technologies may not be accepted by the intended commercial consumers of our products; and

●	other risks and uncertainties discussed under the caption “Risk Factors” in this prospectus and in documents incorporated by reference in this prospectus.

The foregoing list of factors is not exhaustive. For further information about these and other risks, uncertainties and factors affecting our business and prospects, please review the disclosures contained in our filings made with the SEC. You should not place undue reliance on any forward-looking statements. Any forward-looking statement or information speaks only as of the date on which it is made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we expressly disclaim any intent or obligation to update any forward-looking statements or risk factors, whether written or oral, that may be made from time to time by or on behalf of us or our subsidiaries, whether as a result of new information, future events or changed circumstances or for any other reason after the date of such forward-looking statements or risk factors. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, and reasonable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, any supplements or amendments thereto and in any documents that we incorporate by reference into the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

The net proceeds to us from this offering will be approximately $3.7 million (assuming the sale of all of the Securities offered hereby, at a public offering price of $0.4654 per Unit, and assuming no exercise of the Warrants or Pre-Funded Warrants issued in connection with this offering, after deducting the placement agent fees and estimated offering expenses payable by us. We will only receive additional proceeds from the exercise of the Warrants and Pre-Funded Warrants issuable in connection with this offering if such Warrants or Pre-Funded Warrants are exercised at their exercise price of $0.4654 per share and $0.001 per share, respectively, and the holders of such Warrants and Pre-Funded Warrants pay the exercise price of such Warrants and Pre-Funded Warrants in cash. However, the Series B Warrants (but not the Series A Warrants) may be exercised by way of an alternative cashless exercise, meaning that the holder thereof may not pay a cash purchase price upon exercise, but instead would receive upon such exercise four (4) shares of our Common Stock for every Series B Warrant they exercise. Accordingly, we will likely not receive any additional funds upon the exercise of the Series B Warrants. Additionally, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the proceeds of this offering for continued new product development, working capital and general corporate purposes.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future.

The payment of dividends on our Common Stock will be at the discretion of our Board, are subject to the terms of the Series C Certificate of Designations and the dividend payments made to holders of our shares of Series C Preferred Stock, and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date. See “Risk Factors – We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our Securities if you expect dividends.”

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of March 31, 2024:

●	on an actual basis;

●	on a pro forma basis to give effect to the April 5, 2024 grant of 46,200 restricted shares of Common Stock to the Company’s Chief Executive Officer pursuant to the Company’s 2023 Stock Incentive Plan (the “2023 Plan”) and the withholding and/or cancellation of an aggregate of 3,075 shares of Common Stock in May, June and August of 2024 to certain Company employees following the termination of one employee and to satisfy other employees’ tax withholding obligations; and

●	on a pro forma as adjusted basis to give effect to the issuance and sale of 1,449,916 Units and 8,220,084 Pre-Funded Units, assuming no exercise of the Warrants or Pre-Funded Warrants, after deducting placement agent fees and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024, which are incorporated by reference in the registration statement of which this prospectus forms a part. The information below has also been provided on a pro forma as adjusted basis to give further effect to this offering.

	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$5,047,449	$5,047,449	$8,761,338
Series C Redeemable Preferred Stock, par value $0.0001 per share: 2,000 shares designated and 10 issued and outstanding – actual, pro forma and pro forma as adjusted	$1,807,300	$1,807,300	$1,807,300

Stockholders’ Equity:
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized:
Series F Preferred Stock, par value $0.0001 per share: 1,333,333 shares designated and 106,333 shares issued and outstanding – actual, pro forma and pro forma as adjusted	319,000	319,000	319,000
Common Stock, par value $0.0001 per share: 100,000,000 shares authorized, 2,150,412 shares issued and outstanding, 2,196,612 shares issued and 2,193,537 outstanding, and 3,646,528 shares issued and 3,643,453 shares outstanding – actual, pro forma and pro forma as adjusted	216	220	365
Additional paid-in capital	113,257,840	113,254,563	116,968,457
Accumulated deficit	(101,905,434)	(101,905,434)	(101,905,434)
Total stockholders’ equity	11,671,622	11,668,349	15,382,388

Total capitalization	$13,478,922	$13,475,649	$17,189,688

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 2,150,412 shares of our Common Stock outstanding as of March 31, 2024, which number of outstanding shares excludes as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 9,531,242 shares of Common Stock at a weighted average exercise price of $39.44 per share; (ii) the exercise of outstanding options to purchase up to an aggregate of 129,845 shares of Common Stock at a weighted average exercise price of $10.24 per share; (iii) the conversion of 106,333 outstanding shares of Series F Preferred Stock into any shares of Common Stock; and (iv) the exercise of any Series A Warrants, Series B Warrants and Pre-Funded Warrants issued in connection with this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2024, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 2,193,537 shares of Common Stock, 10 shares of Series C Preferred Stock, and 106,333 shares of Series F Preferred outstanding as of August 1, 2024. The percentage ownership information shown in the table after this offering is based upon 1,449,916 shares of Common Stock (based on the sale of 1,449,916 shares of Common Stock included in the Units in this offering, at a public offering price of $0.4654 per Unit), 10 shares of Series C Preferred Stock, and 106,333 shares of Series F Preferred Stock convertible into an aggregate of 2,658 shares of Common Stock, outstanding as of such date, assuming the sale of all Securities offered hereby, and assuming no exercise of any Warrants or Pre-Funded Warrants issued in this offering.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock within sixty (60) days of August 1, 2024. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock, Series C Preferred Stock, and Series F Preferred Stock held by each holder or group of holders named above, any shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock that such holder or holders has the right to acquire within sixty (60) days of August 1, 2024 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other holder. The inclusion herein of any shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of each beneficial owner listed in the table below is c/o LogicMark, Inc., 2801 Diode Lane, Louisville, KY 40299.

	Shares Beneficially Owned Prior to the Offering							Shares Beneficially Owned After the Offering
	Common Stock		Series C Preferred Stock		Series F Preferred Stock		% Total Voting	Common Stock		Series C Preferred Stock		Series F Preferred Stock		% Total Voting
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Power (1)	Shares	%	Shares	%	Shares	%	Power (1) (2)
Non-Director or Officer 5% Stockholders:
Anson Investments Master Fund LP (3)	168,357	7.13	--	--	--	--	7.12	364,428	9.99	--	--	--	--	9.98

Alpha Capital Anstalt(4)	191,194	8.34	--	--	106,333	100	8.33	193,770	5.17	--	--	106,333	100	5.17

Giesecke+Devrient Mobile Security America, Inc.(5)	--	--	10	100	--	--	*	--	--	10	100	--	--	*

Directors and executive officers:

Chia-Lin Simmons, Chief Executive Officer and Director(6)	131,736	6.01	--	--	--	--	6.00	153,222	4.21	--	--	--	--	4.20

Mark Archer, Chief Financial Officer(7)	28,811	1.31	--	--	--	--	1.31	50,297	1.38	--	--	--	--	1.38

Robert A. Curtis, Director(8)	38,012	1.70	--	--	--	--	1.70	59,498	1.62	--	--	--	--	1.62

John Pettitt, Director(9)	35,755	1.60	--	--	--	--	1.60	57,241	1.56	--	--	--	--	1.55

Barbara Gutierrez, Director(10)	35,528	1.59	--	--	--	--	1.59	57,014	1.55	--	--	--	--	1.55

Carine Schneider, Director(11)	17,418	*	--	--	--	--	*	38,904	1.06	--	--	--	--	1.06

Directors and Executive Officers as a Group (6 persons)	287,260	12.39	--	--	--	--	12.38	416,176	11.04	--	--	--	--	11.04

*	Less than 1%

(1)	The number of shares owned and the beneficial ownership percentages set forth in these columns are based on 2,193,537 shares of Common Stock issued and outstanding as of August 1, 2024. Shares of Common Stock issuable pursuant to options, preferred stock or warrants currently exercisable or exercisable within sixty (60) days are considered outstanding for purposes of computing the percentage beneficial ownership of the holder of such options, preferred stock, or warrants; they are not considered outstanding for purposes of computing the percentage of any other stockholder. Exercises of certain warrants and conversions of certain shares of preferred stock held by certain stockholders listed above are subject to certain beneficial ownership limitations, which provide that a holder of such securities will not have the right to exercise or convert any portion of such securities, as applicable, if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to the Company, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. As a result, the number of shares of Common Stock reflected in these columns as beneficially owned by the applicable stockholders includes (a) any outstanding shares of Common Stock held by such stockholder, and (b) if any, the securities convertible into or exercisable for shares of Common Stock that may be held by such stockholder, in each case which such stockholder has the right to acquire as of August 1, 2024 and without such holder or any of such holder’s affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of August 1, 2024.

(2)	Percentage of total voting power represents voting power with respect to all shares of Common Stock, Series C Preferred Stock and Series F Preferred Stock. The holders of our Common Stock and Series C Preferred Stock are entitled to one vote per share. The holders of our Series F Preferred Stock vote on an as-converted to Common Stock basis.

(3)	Beneficial ownership prior to the offering includes (i) 115,206 shares of Common Stock issuable upon exercise, in any combination, of (x) the Company’s Series B-1 common stock purchase warrants exercisable for up to an aggregate of 75,000 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation, (y) the Company’s Series B-2 common stock purchase warrants exercisable for up to an aggregate of 75,000 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation and (z) the Company’s warrants exercisable for up to an aggregate of 33,896 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation, and (ii) shares of Common Stock issuable upon the Company’s warrants exercisable for up to an aggregate of 53,151 shares of Common Stock, which are subject to a 9.99% Beneficial Ownership Limitation, assuming such warrants are exercised subsequent to the exercise of the warrants for shares of Common Stock described in (i) above and such shares remain held. Beneficial ownership prior to the offering excludes an aggregate of 68,690 shares of Common Stock issuable in any combination upon the exercise of such holder’s warrants as a result of the triggering of such 4.99% Beneficial Ownership Limitation provisions. Beneficial ownership subsequent to the offering includes (i) 360,00 shares of Common Stock included in the Units to be purchased by such holder in this offering and (ii) an aggregate of 4,422 shares of Common Stock issuable upon exercise of all such warrants of the Company held by such holder (including the Pre-Funded Warrants included in the Pre-Funded Units to be purchased by such holder in this offering), but excludes an aggregate of (i) 2,257,896 shares of Common Stock issuable upon exercise of the Company’s warrants held, other than the Warrants included in such Units and Pre-Funded Units to be purchased in this offering, and (ii) 4,770,542 shares of Common Stock issuable upon exercise of such Warrants, which will not be exercisable until Stockholder Approval is obtained.

Anson Advisors Inc. (“AAI”) and Anson Funds Management LP (“AFM”, and together with AAI, “Anson”) are the co-investment advisers of Anson Investments Master Fund LP (“AIMF”) and Anson East Master Fund LP (“AEMF”). Anson holds voting and dispositive power over the securities held by AIMF and AEMF. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of AFM. Moez Kassam and Amin Nathoo are directors of AAI. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of the AIMF and AEMF is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)	Beneficial ownership prior to the offering includes an aggregate of 92,816 shares of Common Stock as well as an aggregate of (i) 17,515 shares of Common Stock issuable in any combination upon exercise of all such holder’s warrants and shares of Series F Preferred Stock, as a result of the 4.99% Beneficial Ownership Limitation in such warrants and shares of Series F Preferred Stock and (ii) an aggregate of 80,863 shares of Common Stock issuable in upon exercise of such holder’s warrants subject to a 9.99% Beneficial Ownership Limitation, assuming such warrants are exercised subsequent to the exercise and/or conversion of the warrants for shares of Common Stock and shares of Series F Preferred Stock described in (i) above and such shares remain held. Beneficial ownership excludes an aggregate of 2,576 shares of Common Stock issuable in any combination upon the exercise of such holder’s warrants and shares of Series F Preferred Stock as a result of the triggering of such 4.99% Beneficial Ownership Limitation provisions. Beneficial ownership subsequent to the offering includes an aggregate of 193,770 shares of Common Stock issuable upon exercise of all such warrants of the Company and shares of Series F Preferred Stock held by such holder, irrespective of the Beneficial Ownership Limitation provisions in such warrants and shares of Series F Preferred Stock. Konrad Ackermann has voting and investment control over the securities held by Capital Anstalt. The principal business address of Alpha Capital Anstalt is Altenbach 8 -9490 Vaduz, Principality of Liechtenstein.

(5)	Giesecke & Devrient Mobile Security America, Inc. (“G&D”) is the sole holder of our Series C Preferred Stock and thus has 100% of the voting power of our outstanding shares of Series C Preferred Stock, which have the same voting rights as our shares of Common Stock (one vote per share). Beneficial ownership of G&D after the offering only includes G&D’s ownership of such shares of Series C Preferred Stock. The address for G&D is 45925 Horseshoe Drive, Dulles, VA 20166.

(6)	Beneficial ownership prior to the offering represents (i) 13,328 shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Ms. Simmons remains in the service of the Company, (ii) 10,208 shares of restricted stock granted under the 2013 LTIP, which shares vest over a period of three (3) years commencing on January 3, 2022, with 1,702 shares having vested on July 3, 2022, and thereafter, 850 shares to vest on the first day of each subsequent quarter until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iii) 62,000 shares of restricted stock granted pursuant to the Company’s 2023 Stock Incentive Plan (“2023 SIP”), which shares vest over a period commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, and (iv) 46,200 shares of restricted stock granted pursuant to the Company’s 2023 SIP, which shares vest over a period commencing on April 3, 2024, with 1/4 of such shares to vest on April 3, 2025, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter. Beneficial ownership after the offering represents such holdings as well as 21,486 shares of Common Stock included in the Units to be purchased by Ms. Simmons in this offering, based on a public offering price of $0.4654 per Unit, but excludes an aggregate of 85,944 shares of Common Stock issuable upon exercise of the Warrants to be purchased by Ms. Simmons in this offering, which will not be exercisable until Stockholder Approval is obtained.

(7)	Beneficial ownership prior to the offering represents (i) 6,470 shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Mr. Archer remains in the service of the Company; and (ii) 20,900 shares of restricted stock granted pursuant to the 2023 SIP, which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter. In addition, FLG Partners, LLC (“FLG Partners”), of which Mr. Archer is a partner, was granted (i) 341 restricted shares of Common Stock outside the 2013 LTIP and the 2017 SIP, which vested one quarter on July 15, 2022, with subsequent vesting at 6.25% for each three-month period thereafter, and (ii) 1,100 restricted shares of Common Stock, pursuant to the 2023 SIP, which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested. Mr. Archer disclaims beneficial ownership of such shares of Common Stock granted to FLG Partners. Beneficial ownership after the offering represents such holdings as well as 21,486 shares of Common Stock included in the Units to be purchased by Mr. Archer in this offering, based on a public offering price of $0.4654 per Unit, but excludes an aggregate of 85,944 shares of Common Stock issuable upon exercise of the Warrants to be purchased by Mr. Archer in this offering, which will not be exercisable until Stockholder Approval is obtained.

(8)	Beneficial ownership prior to the offering includes stock options exercisable for 36,630 shares of Common Stock at a weighted exercise price of $4.79 per share. Beneficial ownership after the offering represents such holdings as well as 21,486 shares of Common Stock to be purchased by Mr. Curtis in this offering, based on a public offering price of $0.4654 per Unit, but excludes an aggregate of 85,944 shares of Common Stock issuable upon exercise of the Warrants to be purchased by Mr. Curtis in this offering, which will not be exercisable until Stockholder Approval is obtained.

(9)	Beneficial ownership prior to the offering consists of stock options exercisable for 35,755 shares of Common Stock at a weighted average exercise price of $2.54 per share. Beneficial ownership after the offering represents such holdings as well as 21,486 shares of Common Stock to be purchased by Mr. Pettitt in this offering, based on a public offering price of $0.4654 per Unit, but excludes an aggregate of 85,944 shares of Common Stock issuable upon exercise of the Warrants to be purchased by Mr. Pettitt in this offering, which will not be exercisable until Stockholder Approval is obtained.

(10)	Beneficial ownership prior to the offering consists of stock options exercisable for 35,528 shares of Common Stock at a weighted average exercise price of $2.28 per share. Beneficial ownership after the offering represents such holdings as well as 21,486 shares of Common Stock to be purchased by Ms. Gutierrez in this offering, based on a public offering price of $0.4654 per Unit, but excludes an aggregate of 85,944 shares of Common Stock issuable upon exercise of the Warrants to be purchased by Ms. Gutierrez in this offering, which will not be exercisable until Stockholder Approval is obtained.

(11)	Beneficial ownership prior to the offering includes stock options exercisable for 16,918 shares of Common Stock at a weighted average exercise price of $1.02 per share. Beneficial ownership after the offering represents such holdings as well as 21,486 shares of Common Stock to be purchased by Ms. Schneider in this offering, based on a public offering price of $0.4654 per Unit, but excludes an aggregate of 85,944 shares of Common Stock issuable upon exercise of the Warrants to be purchased by Ms. Schneider in this offering, which will not be exercisable until Stockholder Approval is obtained.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering (A) 1,449,916 Units at a public offering price of $0.4654 per Unit, each Unit consisting of: (i) one share of Common Stock; (ii) one Series A Warrant; and (iii) one Series B Warrant; and (B) 8,220,084 Pre-Funded Units at a public offering price of $0.4644 per Pre-Funded Unit, each Pre-Funded Unit consisting of: (i) one Pre-Funded Warrant; (ii) one Series A Warrant; and (iii) one Series B Warrant. The Units and Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Common Stock included in the Units will be issued separately from the Series A Warrants and the Series B Warrants included in the Units, and the Pre-Funded Warrants included in the Pre-Funded Units will be issued separately from the Series A Warrants and the Series B Warrants included in the Pre-Funded Units. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Series A Warrants, Series B Warrants and Pre-Funded Warrants offered hereby. The following descriptions of our Common Stock, Series A Warrants, Series B Warrants and Pre-Funded Warrants, and certain provisions of our Articles of Incorporation, our bylaws and Nevada law are summaries and are qualified in their entirety by the full text of each relevant document. You should also refer to our Articles of Incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, of which 2,000 shares of preferred stock were designated as the Series C Preferred Stock and 1,333,333 shares of preferred stock were designated as Series F Preferred Stock.

As of August 1, 2024, 2,193,537 shares of our Common Stock were issued and outstanding, held by 89 stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 9,284,290 shares of Common Stock at a weighted average exercise price of approximately of $33.09 per share, (ii) the exercise of outstanding options granted to certain directors of the Company to purchase up to an aggregate of 206,196 shares of Common Stock at a weighted average exercise price of $3.72 per share, (iii) the conversion of the 106,333 outstanding shares of Series F Preferred Stock into up to 2,658 shares of Common Stock based on a conversion price equal to $120 per share, and (iv) the shares of Common Stock issuable upon exercise of the Warrants and Pre-Funded Warrants. In addition, as of August 1, 2024, 10 shares of our Series C Preferred Stock were issued and outstanding, held by one stockholder of record and 106,333 shares of Series F Preferred Stock were issued and outstanding, held by one stockholder of record. The Series C Preferred Stock ranks senior to the Common Stock and the Series F Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company and the Series F Preferred Stock ranks senior to the Common Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock cast and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of the Series C Preferred Stock, Series F Preferred Stock or any series of preferred stock that we may designate in the future.

Series A Warrants, Series B Warrants and Pre-Funded Warrants

Each of the Series A Warrants and the Series B Warrants will be issued in accordance with a warrant agency agreement to be entered into between us and Nevada Agency and Transfer Company. The Pre-Funded Warrants will be issued in physical form directly by the Company to purchasers in this offering.

The following summary of certain terms and provisions of the Series A Warrants, Series B Warrants and Pre-Funded Warrants offered hereby and such warrant agency agreement is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Series A Warrant, form of Series B Warrant, form of Pre-Funded Warrant and form of such agreement, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Series A Warrant, form of Series B Warrant, form of Pre-Funded Warrant and such warrant agency agreement.

Stockholder Approval – Series A Warrants and Series B Warrants

Our Common Stock is currently listed on Nasdaq and, as such, the Company is subject to the listing rules and regulations of The Nasdaq Stock Market LLC. Rule 5635(d) requires prior stockholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares of Common Stock outstanding at less than the “Minimum Price”, which is defined as a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Shares of Common Stock issuable upon the exercise of warrants issued in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value. The alternative cashless exercise provision (described below) in the Series B Warrants and certain anti-dilution provisions in both of the Series A Warrants and the Series B Warrants (described below) will also not be effective until, and unless, we obtain such Stockholder Approval.

In the event that Rule 5635(d) requires our stockholders to approve the issuance of the Warrant Shares upon exercise of the Series A Warrants and Series B Warrants in excess of such 20% limitation described above, both of the Series A Warrants and the Series B Warrants (described below) will not be exercisable until, and unless, we obtain Stockholder Approval. For the avoidance of doubt, Stockholder Approval would only be sought to approve the issuance of the Warrant Shares underlying each of the Series A Warrants and the Series B Warrants in order to comply with such 20% limitation set forth in Rule 5635(d); the issuance of the Warrant Shares, Series A Warrants and Series B Warrants is not otherwise subject to stockholder approval or any other limitation on their issuance and registration hereon, and upon receipt of Stockholder Approval, the Warrants will be immediately exercisable for registered Warrant Shares. Pursuant to the terms of each of the Series A Warrants and the Series B Warrants, the Company is required to hold a meeting of stockholders at the earliest practicable date after the date of their issuance, but in no event later than one hundred and eighty (180) days after the closing date of this offering, for the purpose of obtaining Stockholder Approval, and if such approval is not obtained at such meeting, to hold a meeting of stockholders every one hundred and eighty (180) days thereafter for purposes of obtaining such Stockholder Approval. While we intend to promptly seek Stockholder Approval to the extent required under Rule 5635(d), there is no guarantee that Stockholder Approval will ever be obtained. If Stockholder Approval is required and we are unable to obtain such approval, the Series A Warrants and the Series B Warrants will not be exercisable and such Warrants will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain Stockholder Approval. See also “Risk Factors – Risks Related to this Offering and Ownership of Our Securities”.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share equal to $0.4654. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Series A Warrants and the Series B Warrants will not be exercisable until, and unless, Stockholder approval is obtained. Once Stockholder Approval is obtained, the Series A Warrants will be exercisable by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis and will expire on the fifth anniversary of their issuance date, and the Series B Warrants will be exercisable by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis and will expire two and one-half years after their issuance date. The Pre-Funded Warrants will be immediately exercisable and can be exercised until all such Pre-Funded Warrants are exercised in full.

The exercise price and number of shares of Common Stock issuable upon exercise of such Series A Warrants, Series B Warrants and Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. In addition, the exercise price of each Series A Warrant and Series B Warrant will be subject to a one-time adjustment upon the next reverse stock split of the Common Stock after each such Warrant’s issuance, such that in the event that the lowest VWAP during the five trading day period before and after such reverse stock split is lower than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be reduced to such lowest price during such 11-trading day period, subject to a floor price. Further, upon such an adjustment to the exercise price, the number of Warrant Shares issuable upon exercise of such Series A Warrant and Series B Warrant will increase such that the aggregate exercise price payable under the Series A Warrant and Series B Warrant, after taking into account such decreased exercise price, will equal the aggregate exercise price of such Series A Warrant and Series B Warrant on the date of such warrants’ issuance; provided that in the event that such adjustment would result in an increase in such exercise price, the exercise price of the Warrants will be reduced to such lowest price during the five trading day period prior to and ending on the date of such exercise. The “aggregate exercise price” in the immediately preceding sentence is based on the aggregate exercise price on the closing of the offering (reduced ratably for prior exercises), and is not based on an aggregate exercise price resulting from a reduction in the exercise price without a proportional increase in the number of Warrant Shares issuable upon exercise of the Series A Warrants and Series B Warrants.

Each of the Series A Warrants and Series B Warrants will be issued separately from the shares of Common Stock included in the Units offered hereby and the Pre-Funded Warrants included in the Pre-Funded Units offered hereby, as applicable, and each of the Series A Warrants, Series B Warrants and Pre-Funded Warrants may be transferred separately immediately thereafter. For every one (1) share of Common Stock included in each Unit purchased in this offering, one (1) Series A Warrant to purchase one (1) share of our Common Stock will be issued and one (1) Series B Warrant to purchase one (1) share of our Common Stock will be issued; and for every one (1) Pre-Funded Warrant included in each Pre-Funded Unit purchased in this offering, one (1) Series A Warrant to purchase one (1) share of our Common Stock will be issued and one (1) Series B Warrant to purchase one (1) share of our Common Stock will be issued.

Exercisability

Each of the Series A Warrants, Series B Warrants and Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series A Warrant, Series B Warrant, or Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series A Warrants, Series B Warrants or Pre-Funded Warrants, as applicable. No fractional shares of Common Stock will be issued in connection with the exercise of a Series A Warrant, Series B Warrant, or Pre-Funded Warrant. In lieu of fractional shares, the number of shares will be rounded down to the nearest whole share.

Cashless Exercise

If, at the time a holder exercises its Series A Warrants or Series B Warrants, and a registration statement registering the issuance of the Warrant Shares underlying such Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Warrant Shares determined according to a formula set forth in such Warrants. If, at the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder thereof may elect instead to receive upon such exercise (either in whole or in part) the net number of Pre-Funded Warrant Shares determined according to a formula set forth in such Pre-Funded Warrants.

Alternative Cashless Exercise in the Series B Warrants

The holder of a Series B Warrant may also effect an “alternative cashless exercise” following the date of Stockholder Approval. In such event, the aggregate number of shares of Common Stock issuable in such alternative cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Series B Warrant in accordance with the terms of the Series B Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 4.0.

Subsequent Equity Sales and Price Reset in the Series A Warrants

In the event that the Company sells, enters into an agreement to sell, or grants any option to purchase, sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Common Stock Equivalents (as defined in the Series A Warrants), at an effective price per share below the exercise price of the Series A Warrant then in effect, such exercise price will be reduced to such effective price, which in all cases is subject to a floor price. Further, upon such a reduction of the exercise price, the number of Warrant Shares issuable upon exercise of such Series A Warrant will increase such that the aggregate exercise price payable under the Series A Warrant, after taking into account such reduced exercise price, will equal the aggregate exercise price of such Series A Warrant on such warrant’s date of issuance.

The Series A Warrants also contain a one-time exercise price adjustment provision whereby the exercise price of the Series A Warrants will be adjusted to the greater of (i) such floor price and (ii) the lowest VWAP during the five trading day period immediately preceding the thirtieth (30th) trading day immediately following the date of issuance of the Series A Warrant, and the number of Warrant Shares issuable under the Series A Warrant shall be increased such that the aggregate exercise price payable under the Series A Warrant, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on such warrant’s date of issuance.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series A Warrants, Series B Warrants and Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants or Pre-Funded Warrants, as applicable, will be entitled to receive upon exercise of such Warrants and Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised such Series A Warrants, Series B Warrants and Pre-Funded Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase such Series A Warrants, Series B Warrants or Pre-Funded Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in such Series A Warrant, Series B Warrant, or Pre-Funded Warrant) of the remaining unexercised portion of such Series A Warrant, Series B Warrant or Pre-Funded Warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board, the holder will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Series A Warrant, Series B Warrant or Pre-Funded Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Series A Warrant, Series B Warrant or Pre-Funded Warrant may be transferred at the option of the holder upon surrender of such Series A Warrant, Series B Warrant or Pre-Funded Warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Series A Warrants, Series B Warrants or Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Series A Warrants, Series B Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Series A Warrants, Series B Warrants and Pre-Funded Warrants will be limited.

Warrant Agent; Global Certificate

The Series A Warrants, and the Series B Warrants will be issued in registered form under a warrant agent agreement between the Warrant Agent and us. The Series A Warrants and the Series B Warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Right as a Stockholder

Except as otherwise provided in the Series A Warrants, Series B Warrants or Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Series A Warrants, Series B Warrants and Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Series A Warrants, Series B Warrants and Pre-Funded Warrants.

Amendment and Waiver

The Series A Warrants, Series B Warrants and Pre-Funded Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the holder of each such warrant, on the other hand.

Governing Law

The Series A Warrants, Series B Warrants and the Pre-Funded Warrants are governed by New York law.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes (“NRS”), which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid. These provisions may also adversely affect the prevailing market price for shares of our Common Stock.

Acquisition of Controlling Interest

The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. Our amended and restated bylaws provide that these provisions will not apply to us or to any existing or future stockholder or stockholders.

Combination with Interested Stockholder

The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a plurality of the votes cast at a meeting of stockholders. Furthermore, the authorized number of directors may be changed only by resolution of the Board, and vacancies may only be filled by a majority vote of the directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders. Except as otherwise provided in our bylaws and the Articles of Incorporation, any vacancies or newly created directorships on the Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum.

Our bylaws also provide that only a director, chief executive officer, chief financial officer, president, vice president or corporate secretary may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “LGMK”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF

COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Units and/or Pre-Funded Units (which units or components thereof we sometimes refer to as our “securities” and holders thereof as “holders”), and the acquisition, ownership, exercise, expiration or disposition of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

Because the shares of Common Stock and the Series A Warrant and Series B Warrant components of a Unit, and the Pre-Funded Warrant and the Series A Warrant and Series B Warrant components of a Pre-Funded Unit, are generally separable at the option of the holder, the holder of a Unit and/or Pre-Funded Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying shares of Common Stock or Pre-Funded Warrant and Series A Warrant and Series B Warrant components. As a result, the discussion below with respect to holders of our shares of Common Stock or Pre-Funded Warrants and Warrants should also apply to holders of Units and/or Pre-Funded Units (as the deemed owners of the underlying components that constitute the Units and/or the Pre-Funded Units).

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our shares of Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code;

●	pension plans;

●	investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	controlled foreign corporations;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

●	persons that acquire our Common Stock or Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our securities, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our securities.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our securities that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as a United States person under the Code.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our securities that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The acquisition of a Unit or Pre-Funded Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Common Stock or Pre-Funded Warrants, as applicable, and one Series A Warrant and one Series B Warrant. We intend to treat the acquisition of a Unit and/or Pre-Funded Unit in this manner and, by purchasing a Unit or Pre-Funded Unit, you must adopt such treatment for tax purposes. For U.S. federal income tax purposes, each holder of a Unit or Pre-Funded Unit must allocate the purchase price paid by such holder for such Unit or Pre-Funded Unit between the share of our Common Stock or Pre-Funded Warrant, as applicable, and the Warrants based on the relative fair market value of each at the time of issuance. The price allocated to each share of our Common Stock or each Pre-Funded Warrant, Series A Warrant and Series B Warrant should be the stockholder’s tax basis in such share of our Common Stock or Pre-Funded Warrant, Series A Warrant and Series B Warrant. Any disposition of a Unit or Pre-Funded Unit should be treated for U.S. federal income tax purposes as a disposition of a share of our Common Stock or Pre-Funded Warrant, as applicable, and the Series A Warrants and Series B Warrants comprising the Unit and Pre-Funded Unit, and the amount realized on the disposition should be allocated between the share of Common Stock or Pre-Funded Warrant, as applicable, and the Series A Warrants and Series B Warrants based on their respective relative fair market values. The separation of a share of our Common Stock or Pre-Funded Warrant and the Series A Warrant and Series B Warrants constituting a Unit or Pre-Funded Unit, as applicable, should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Unit and Pre-Funded Unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units or Pre-Funded Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisor regarding the tax consequences of an investment in a Unit or Pre-Funded Unit (including alternative characterizations thereof). The balance of this discussion assumes that the characterization of the Units and Pre-Funded Units described above is respected for U.S. federal income tax purposes.

Income Tax Treatment of Pre-Funded Warrants

Although not entirely free from doubt, a Pre-Funded Warrant should be treated as Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants therefore should generally be taxed in the same manner as a holder of a share of our Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the shares of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the shares of Common Stock received upon exercise, increased by the exercise price of $0.001 per share. Each prospective investor is urged to consult its tax advisors regarding the tax risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to shares of our Common Stock, is generally intended also to pertain to Pre-Funded Warrants.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

A holder of a Pre-Funded Warrant should consult its tax advisor regarding the tax treatment of any distribution with respect to such Pre-Funded Warrant that is held in abeyance in connection with any applicable beneficial ownership cap.

Constructive Dividends on the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition (or, if the shares of Common Stock, Pre-Funded Warrants Series A Warrants or Series B Warrants are held as part of Units or Pre-Funded Units, as applicable, at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the shares of Common Stock, Pre-Funded Warrants Series A Warrants or Series B Warrants based upon the then fair market values of the shares of Common Stock or Pre-Funded Warrants Series A Warrant and Series B Warrants included in the Units or Pre-Funded Units, as applicable). Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrants disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the Warrant and (2) the exercise price of the Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Warrant is more than one year. The deductibility of capital losses is subject to limitations.

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of our securities issued pursuant to this offering. All prospective non-U.S. holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our securities.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. The amount paid to purchase our Common Stock and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock and Warrants, and the apportioned amount will be the tax basis of the Common Stock and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or the Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or the Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of the Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) the Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the Warrants throughout the five-year period ending on the date of the sale or exchange. The Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We have engaged Roth Capital Partners, LLC to act as our exclusive placement agent (the “placement agent”) to solicit offers to purchase the Securities offered by this prospectus. The placement agent is not purchasing or selling any Securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of Securities, other than to use its “reasonable best efforts” to arrange for the sale of the Securities by us. Therefore, we may not sell the entire amount of Securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We have entered into a securities purchase agreement directly with the investors who have agreed to purchase the Securities in this offering, except for certain Company insiders who participated in the offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement that we entered into with the placement agent (the “Placement Agency Agreement”) provides that the placement agent’s obligations are subject to conditions contained in the Placement Agency Agreement.

We will deliver the Securities being issued to the investors upon receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We expect to deliver the Securities being offered pursuant to this prospectus on or about August 5, 2024.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the Securities in the offering. Pursuant to the Placement Agency Agreement, we have agreed to reimburse the placement agent for certain out-of-pocket expenses of the placement agent payable by us, in an aggregate amount not to exceed $75,000. The Placement Agency Agreement, however, provides that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with FINRA Rule 5110(f) and (g), as applicable.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$0.4654	$0.4644	$4,492,197.92
Placement Agent Fees (7.0%)	$0.032578	$0.032508	$314,453.85
Proceeds, before fees and expenses, to us(1)	$0.432822	$0.431892	$4,177,744.07

(1)	The total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent’s fee, will be approximately $388,130.60, all of which are payable by us. This figure includes, among other things, the placement agent’s fees and expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) up to $75,000.

Lock-Up Agreements

Each of our directors, officers and stockholders beneficially owning in excess of 10% of the outstanding shares of Common Stock have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for our Common Stock for a period of 60 days after this offering is completed without the prior written consent of the placement agent.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares of Common Stock or other Company securities subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release such shares and securities from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

In addition, pursuant to the securities purchase agreements that we entered into with purchasers of Securities in connection with this offering (except for certain Company insiders who participated in the offering), we agreed, subject to certain exceptions, not to (i) offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days from the date on which Stockholder Approval is obtained and (ii) effect or enter into an agreement to effect any issuance by the Company of Common Stock or securities convertible into Common Stock for a period of (or a combination of units thereof) involving a Variable Rate Transaction (as such term is defined in such securities purchase agreements) for a period of six (6) months from the date on which Stockholder Approval is obtained.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering prices of the Units and Pre-Funded Units that we are offering, and the exercise price of the Series A Warrants, Series B Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering prices of the Units and Pre-Funded Units that we are offering, as well as the exercise price of the Series A Warrants, Series B Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its respective affiliates have provided, and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the placement agent and its respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The placement agent and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our Common Stock, and the Warrant Agent for the Series A Warrants and the Series B Warrants is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Listing

Our Common Stock is traded on Nasdaq under the symbol “LGMK”.

There is no established trading market for the Units, Pre-Funded Units, Series A Warrants, Series B Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Series A Warrants, Series B Warrants or the Pre-Funded Warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters’ conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our Common Stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the placement agent by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements of LogicMark, Inc. as of December 31, 2023 and December 31, 2022, and for each of the two years in the period ended December 31, 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.logicmark.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase the Securities in this offering. All website addresses in this prospectus are intended to be inactive textual references only.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 22, 2024, filed with the SEC on April 26, 2024;

●	our Current Reports on Forms 8-K filed with the SEC on January 26, 2024, April 17, 2024, May 10, 2024 and May 24, 2024; and

●	our registration statement on Form 8-A filed with the SEC on September 9, 2014, including any amendments or reports filed for the purpose of updating such description (including our Current Report on Form 8-K filed with the SEC on June 2, 2023) and (ii) Exhibit 4.1 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 15, 2022.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

info@LogicMark.com

Copies of these filings are also available on our website at www.logicmark.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

1,449,916 Units

Each Unit Consisting of One Share of Common Stock, ONE SERIES A WARRANT TO

PURCHASE ONE SHARE OF COMMON STOCK and

One SERIES B Warrant to Purchase One Share of Common Stock

8,220,084 PRE-FUNDED UNITS
EACH UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, ONE SERIES A

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK AND

ONE SERIES B WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

27,560,084 SHARES OF COMMON STOCK UNDERLYING THE SERIES A WARRANTS, THE

SERIES B WARRANTS AND THE PRE-FUNDED WARRANTS

LOGICMARK, INC.

PROSPECTUS

The date of this prospectus is August 2, 2024

Sole Placement Agent

Roth Capital Partners